Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 033-41927, 333-127917, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, 333-120918, 333-134890, 333-143649, 333-151674 and 333-159414 on Form S-8 and Registration Nos. 333-60350, 333-48841, 333-46676 and 333-165498 on Form S-3 of Cousins Properties Incorporated of our report dated March 26, 2013, relating to the statement of revenues over certain operating expenses of Post Oak Central for the year ended December 31, 2012 (which report on the statement of revenues over certain operating expenses expresses an unqualified opinion and includes explanatory paragraphs referring of the purpose of the statement) appearing in this Current Report on Form 8-K/A of Cousins Properties Incorporated.

/s/ FRAZIER & DEETER, LLC

Atlanta, GA
March 26, 2013